Exhibit 99.1

November 17, 2016	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Reports Third Quarter Fiscal 2016 Results

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the third quarter ended October 29, 2016.

Third Quarter Highlights

•	Total sales decreased 0.4 percent and comparable store sales decreased 4.6 percent

•	Diluted loss per share of $0.24 compared to $0.01 loss in 2015

•	Eight new stores opened this quarter to complete 2016 plan for 290 stores at year-end

Net loss for the third quarter was $11.0 million or $0.24 per diluted share compared to net loss of $0.2 million or $0.01 per diluted share in 2015. For the first nine months of 2016, net income was $5.3 million or $0.11 per diluted share compared to $17.5 million or $0.37 per diluted share in the same period in 2015.

Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) for the first nine months was $42.5 million compared to $55.7 million in 2015 (see Note 1).

“We introduced new marketing and promotional changes, as well as new merchandising strategies, during the quarter which were not embraced by our customer. The promotional changes were particularly impactful on our ability to clear spring merchandise on a timely and profitable basis during the quarter. As a result, we took significant markdowns to liquidate spring inventories. The lower gross profit rate also reflects higher occupancy costs, mostly from new stores, which negatively leverage on lower comparable store sales,” said Hunt Hawkins, Interim Chief Executive Officer.

“As we look forward to the fourth quarter, we have returned our marketing and promotions to what has worked in the past as we explore a better strategy, but the challenging retail environment will likely continue to drive higher markdowns as we diligently work to enter 2017 with the right inventories. A bright spot in this environment is our new fall stores, which are performing above plan.”

Sales

Total sales for the third quarter of 2016 decreased 0.4 percent to $299.5 million, while comparable store sales decreased 4.6 percent. For the first nine months of 2016, total sales increased 1.0 percent to $975.0 million, while comparable store sales decreased 3.1 percent.

Gross Profit

Gross profit for the third quarter of 2016 was $72.7 million or 24.3 percent of sales compared to $82.2 million or 27.3 percent of sales in 2015. Gross profit for the first nine months of 2016 was $271.0 million or 27.8 percent of sales compared to $279.5 million or 28.9 percent of sales in 2015.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses for the third quarter of 2016 were $89.0 million compared to $81.5 million in 2015. This year’s third quarter includes a $1.4 million charge related to our former CEO’s resignation in September. The remaining $6.1 million increase in SG&A expenses is primarily the result of additional operating expenses for new stores and higher advertising expense, offset by higher credit card program income.

For the first nine months, SG&A expenses were $259.3 million in 2016 compared to $248.6 million in 2015. SG&A expenses for the first nine months increased for the same items as the quarter, plus $1.9 million higher expense for actual and anticipated legal settlements.

Inventories

Inventories were $384 million at the end of the third quarter of 2016 compared to $373 million at the same time last year. Average inventories per store were down 3.5 percent from last year.

Interest Expense and Debt

Interest expense was $0.9 million for the third quarter of 2016 and 2015. For the first nine months, interest expense was $2.8 million compared to $2.4 million last year. Borrowings under our credit facilities were $180 million and unused availability was $77 million at the end of the third quarter.

Store Activity

We had 290 stores at the end of the third quarter compared to 274 last year. We opened eight new stores during this year’s third quarter which completed our 2016 store plan.

Pre-opening costs related to new and relocated stores were $2.2 million for the third quarter of 2016 compared to $1.8 million in last year’s third quarter. Pre-opening costs for the first nine months of 2016 were $3.5 million compared to $2.7 million last year.

Updated 2016 Outlook

Based on our results through the third quarter, we have updated our full year 2016 outlook as follows:

•	Due to higher markdowns in third quarter 2016 and deleveraging of occupancy costs, we now expect our full year gross profit rate to be lower than in 2015.

•	We are now estimating SG&A expenses for the full year to be slightly lower than our previous estimate of $360 million.

Filing of Form 10-Q

Reported results are preliminary and until the filing of our Form 10-Q for the fiscal quarter ended October 29, 2016 with the Securities and Exchange Commission (SEC), remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss the Company’s third quarter 2016 results will be held at 10 a.m. ET on Thursday, November 17, 2016. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through November 30, 2016.

Investor Presentation

Stein Mart’s third quarter 2016 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart, Inc. (NASDAQ: SMRT) is a national retailer offering designer and name-brand fashion, accessories and home decor at everyday discount prices. Stein Mart provides real value that customers will love every day both in stores and online. The Company currently operates 290 stores across 31 states. Stein Mart is adding new modern brands to its stores to offer discriminating shoppers even more of the fashion and savings they want. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation: consumer sensitivity to economic conditions, competition in the retail industry, changes in consumer preferences and fashion trends, ability to implement our strategic plans to sustain profitable growth, effectiveness of advertising and marketing, capital availability and debt levels, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, impacts of seasonality, increases in the cost of compensation and employee benefits, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the SEC.

SMRT-F

###

Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net sales	$299,527	$300,665	$975,000	$965,769
Cost of merchandise sold	226,816	218,497	703,958	686,286

Gross profit	72,711	82,168	271,042	279,483
Selling, general and administrative expenses	89,034	81,464	259,348	248,631

Operating (loss) income	(16,323)	704	11,694	30,852
Interest expense, net	949	891	2,798	2,384

(Loss) income before income taxes	(17,272)	(187)	8,896	28,468
Income tax (benefit) expense	(6,262)	10	3,588	11,007

Net (loss) income	$(11,010)	$(197)	$5,308	$17,461

Net (loss) income per share:
Basic	$(0.24)	$(0.01)	$0.12	$0.39

Diluted	$(0.24)	$(0.01)	$0.11	$0.37

Weighted-average shares outstanding:
Basic	45,845	44,791	45,720	44,704

Diluted	45,845	44,791	46,599	45,916

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	October 29, 2016	January 30, 2016	October 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$13,968	$11,830	$14,126
Inventories	383,932	293,608	372,912
Prepaid expenses and other current assets	29,980	18,586	31,614

Total current assets	427,880	324,024	418,652
Property and equipment, net	172,771	162,954	162,907
Other assets	29,831	29,247	30,505

Total assets	$630,482	$516,225	$612,064

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$208,161	$105,569	$202,176
Current portion of debt	10,000	10,000	10,000
Accrued expenses and other current liabilities	77,076	71,571	68,162

Total current liabilities	295,237	187,140	280,338
Long-term debt	169,681	180,150	181,833
Deferred rent	42,266	41,146	41,163
Other liabilities	45,401	31,472	36,470

Total liabilities	552,585	439,908	539,804

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—	—
Common stock - $.01 par value; 100,000,000 shares authorized; 46,919,426, 45,814,583 and 45,675,579 shares issued and outstanding, respectively	469	458	457
Additional paid-in capital	49,497	42,801	41,826
Retained earnings	28,196	33,337	30,397
Accumulated other comprehensive loss	(265)	(279)	(420)

Total shareholders’ equity	77,897	76,317	72,260

Total liabilities and shareholders’ equity	$630,482	$516,225	$612,064

NOTE TO PRESS RELEASE

Note 1 – EBITDA:

As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Adjustments to EBITDA include non-cash items (impairment charges), significant non-recurring unusual items (executive severance, legal settlements) and new stores investments (pre-opening costs).

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
Unaudited (in thousands)

	39 Weeks	39 Weeks
	Ended	Ended
	Oct. 29, 2016	Oct. 31, 2015
Net income	$5,308	$17,461
Add back amounts for computation of EBITDA:
Interest expense, net	2,798	2,384
Income tax expense	3,588	11,007
Depreciation and amortization	23,636	22,050

EBITDA	35,330	52,902

Adjustments:
Executive severance	1,440	—
Expense related to legal settlements	1,894	125
Non-cash impairment charges	277	—
New store pre-opening costs	3,546	2,651

Total adjustments	7,157	2,776

Adjusted EBITDA	$42,487	$55,678